Exhibit 23.5

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on American Apartment Communities II, Inc., dated February 27, 1998, and our report on American Apartment Communities II, L.P., dated February 12, 1998, included in the Company's Current Report on Form 8-K, filed with the SEC on October 23, 1998, and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP


San Francisco, California
April 5, 1999